INSTRUMENT OF ACCESSION

     The undersigned, by execution of this instrument of accession as of this 19th day of December, 2000, hereby agrees to become a party to, and to be bound by, as if it had been an original signatory thereto, the Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") dated as of December 11, 2000, by and among Infocrossing, Inc. ("Infocrossing") DB Capital Investors, L.P., ("DB Capital") Sandler Capital Partners V, L.P., Sandler Internet Partners, L.P., Sandler Co-Investment Partners, L.P., (the "Sandler Entities") the Management Stockholders listed on Schedule A thereto and the Non-Management Stockholders listed on Schedule B thereto and to the Registration Rights Agreement (the "Registration Rights Agreement") by and among Infocrossing, DB Capital, the Sandler Entities and Zach Lonstein, a resident of the State of New York, dated as of May 10, 2000.

     This Instrument of Accession shall take effect and shall become a part of the Stockholders Agreement and Registration Rights Agreement immediately upon execution.

     Executed as of the date set forth above under the laws of the State of New York, United States of America, without reference to the conflict of laws principles thereof.

                                          SANDLER CAPITAL PARTNERS V FTE, L.P.



                                          By:  Sandler Investment Partners, L.P.
                                               General Partner


                                          By:  Sandler Capital Management
                                               General Partner


                                          By:  MJDM Corp.,
                                               a General Partner


                                          By:  /s/ Moira Mitchell
                                               -------------------------------
                                               Name:  Moira Mitchell
                                               Title:   President